For Immediate Release www.fairchildsemi.com
March 1, 2006

Corporate Communications:

Fran Harrison

207-775-8576

fran.harrison@fairchildsemi.com

Public Relations Firm:

Barbara Ewen

CHEN PR

781-672-3114

bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Appoints Mark S. Frey
Chief Financial Officer

South Portland, Maine – Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize system power, today announced the appointment of Mark S. Frey as executive vice president and chief financial officer. Frey will report directly to President and CEO, Mark Thompson.

“We’re very pleased that Mark is joining Fairchild’s management team,” said Thompson. “His strong financial acumen will significantly contribute to the execution of our strategy. We had a strong finish to 2005 and enter 2006 with great momentum, focused on improving our gross margins and increasing the mix of higher-value new products. This is an exciting time for Fairchild, and we look forward to Mark’s contributions as we continue to improve the quality of our business and drive stronger financial results.”

Frey previously was vice president, Finance and Corporate Controller for Lam Research Corporation, a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. He was responsible for a range of financial processes and organizations, implementing rigorous measurement programs to improve gross margins. Prior experience included serving as vice president of Finance for Raychem Corporation’s Electronics OEM Division. Frey was the financial leader and integration manager for the acquisition of Raychem by Tyco International. Earlier Frey held financial positions with Activision and Memorex. He holds a bachelor’s degree from the University of Virginia and an MBA from Harvard Business School.

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Fairchild Semiconductor Appoints Mark S. Frey
Chief Financial Officer

“Fairchild Semiconductor is a legendary name in the industry and has a long tradition of innovation,” said Frey. “Since Mark became president and CEO almost a year ago, Fairchild’s focus has resulted in improved margins, more disciplined capital spending and reduced inventories, while refocusing the company’s businesses to deliver high-value products. I welcome the opportunity to be part of Fairchild’s next stage of success.”

In connection with his recruitment to the company, Frey will receive stock-based awards intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual, including grants of 20,000 performance units, 20,000 restricted stock units and options to purchase 75,000 shares of Fairchild Semiconductor common stock. The number of performance units is based on the company attaining 100% of a goal for earnings before interest and taxes (EBIT) for 2006 set by the company’s compensation committee. The number of performance units actually received under the grant could be between 0 and 40,000, depending on whether the company achieves or exceeds the EBIT goal. Any performance units received will vest over the three-year period following the grant date. Vested performance units will result in the delivery to Frey of one share of common stock per vested unit. The restricted stock units will vest in one-quarter increments on each of the first four anniversaries of the grant date. Vested restricted stock units will result in the delivery to Frey of one share of common stock per vested unit. The options will vest over the four-year period following the grant date, will have an eight-year term and will have an exercise price per share equal to the fair market value of the company’s common stock on the grant date.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

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